WINTERGREEN FUND, INC.

                                DISTRIBUTION PLAN

         Distribution Plan (the "Plan") of Wintergreen Fund, Inc. (the "Fund") in accordance with the provisions of Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act").

         SECTION 1.  DISTRIBUTOR; ADVISER

         The Fund has entered into a Distribution Agreement with Foreside Fund Services, LLC (the "Distributor") whereby the Distributor acts as principal underwriter of the Fund's shares (the "Shares"), and has entered into an investment advisory agreement with Wintergreen Advisers, LLC (the "Adviser") whereby the Adviser acts as investment adviser to the Fund, in a form satisfactory to the Fund's Board of Directors (the "Board").

         SECTION 2.  DISTRIBUTION EXPENSES

         The Fund may reimburse the Distributor for the distribution expenses incurred by the Distributor on behalf of the Fund of up to 0.25% per annum of the Fund's average daily net assets in accordance with the following:

         (a) On behalf of the Fund, the Distributor may incur expenses for any distribution-related purpose it deems necessary or appropriate, including: (i) any sales, marketing and other activities primarily intended to result in the sale of shares of the Fund, (ii) reviewing the activity in Fund accounts; (iii) providing training and supervision of the Fund's personnel; (iv) maintaining and distributing current copies of prospectuses and shareholder reports; (v)
advertising the availability of its services and products; (vi) providing assistance and review in designing materials to send to customers and potential customers and developing methods of making such materials accessible to customers and potential customers; (vii) responding to customers' and potential customers' questions about the Funds; (vii) compensating other persons for providing assistance in distributing the shares; (viii) reimbursement to the Adviser of the Adviser's distribution related expenses, including expenses of employees of the Adviser who train or educate others with respect to the Fund and the investment techniques employed to achieve the Fund's investment objective; and (ix) compensating other persons for providing ongoing account services to shareholders (including establishing and maintaining shareholder accounts, answering shareholder inquiries, and providing other personal services to shareholders). Expenses for such activities include compensation to employees, and expenses, including overhead and telephone and other communication expenses, of Distributor and various financial institutions or other persons who engage in or support the distribution of shares of the Fund, or who respond to shareholder inquiries regarding the Fund's operations; the incremental costs of printing (excluding typesetting) and distributing prospectuses, statements of additional information, annual reports and other periodic reports for use in connection with the offering or sale of shares of the Fund to any prospective investors; and the costs of preparing, printing and distributing sales literature and advertising materials used by Distributor or others in connection with the offering of shares of the Fund for sale to the public.

         (b) The schedule of such reimbursements and the basis upon which they will be paid shall be determined from time to time by the Board. Unreimbursed expenses of the Distributor incurred during a fiscal year of the Fund may not be reimbursed by the Fund in subsequent fiscal years.
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         SECTION 3.  REVIEW AND RECORDS

         (a) The Fund and the Distributor shall prepare and furnish to the Board, and the Board shall review at least quarterly, written reports setting forth all amounts expended under the Plan by the Fund and the Distributor and identifying the activities for which the expenditures were made.

         (b) The Fund shall preserve copies of the Plan, each agreement related to the Plan and each report prepared and furnished pursuant to this Section in accordance with Rule 12b-1 under the Act.

         SECTION 4.  EFFECTIVENESS; DURATION; AND TERMINATION

         (a) The Plan shall become effective upon approval by (i) a vote of at least a majority of the outstanding voting securities of the Fund and (ii) the Board, including a majority of the Directors who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan (the "Qualified Directors"), pursuant to a vote cast in person at a meeting called for the purpose of voting on approval of the Plan.

         (b) The Plan shall remain in effect for a period of one year from the date of its effectiveness, unless earlier terminated in accordance with this Section, and thereafter shall continue in effect for successive twelve-month periods, provided that such continuance is specifically approved at least annually by the Board and a majority of the Qualified Directors pursuant to a vote cast in person at a meeting called for the purpose of voting on continuance of the Plan.

         (c) The Plan may be terminated without penalty at any time by a vote of
(i) a majority of the Qualified Directors or (ii) a vote of a majority of the outstanding voting securities of the Fund.

         SECTION 5.  AMENDMENT

         The Plan may be amended at any time by the Board, provided that (i) any material amendments to the Plan shall be effective only upon approval of the Board and a majority of the Qualified Directors pursuant to a vote cast in person at a meeting called for the purpose of voting on the amendment to the Plan, and (ii) any amendment which increases materially the amount which may be spent by the Fund pursuant to the Plan shall be effective only upon the additional approval a majority of the outstanding voting securities of the Fund.

         SECTION 6.  NOMINATION OF DISINTERESTED DIRECTORS

         While the Plan is in effect, the selection and nomination of the Directors of the Fund who are not interested persons of the Fund shall be committed to the discretion of the Directors of the Fund who are not interested persons of the Fund.

         SECTION 7.  MISCELLANEOUS

         (a) The terms "majority of the outstanding voting securities" and "interested person" shall have the meanings ascribed thereto in the Act.

         (b) If any provision of the Plan shall be held invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

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